UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2022 (December 1, 2021)

WAVE SYNC CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34113	74-2559866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

19 West 44th Street, Suite 1001, New York, NY 10036

(Address of principal executive offices) (zip code)

(852) 98047102

(Registrant's telephone number, including area code)

Copies to:

Jay M. Kaplowitz, Esq.

Huan Lou, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor
New York, New York 10036

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the act: None

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

CONVENTIONS THAT APPLY TO THIS CURRENT REPORT ON FORM 8-K

Except where the context otherwise requires and for purposes of this Current Report on Form 8-K only:

●	“we,” “us,” “our company,” “our,” and the “Company” refer to Wave Sync Corp., a Delaware corporation formed on November 23, 1988.

●	The “Target” or “Target Company” refers to Center Florence, Inc., a company incorporated under the laws of the State of Delaware.

●	all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States.

Amounts may not always add to the totals due to rounding.

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2021, Wave Sync Corp. (the “Company”) entered into a Share Purchase/Exchange Agreement (the “Share Exchange Agreement”) with Center Florence Holding LLC (the “Parent”) and Center Florence, Inc. (the “Target”), a wholly-owned subsidiary of the Parent. In accordance with the Share Exchange Agreement, on December 1, 2021, the Parent sold and transferred one hundred percent (100%) of its shares in Target to the Company in exchange for four million six hundred thousand (4,600,000) shares (the “Exchange Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share, at an agreed price of $4.00 per share of the Common Stock for a total valuation of $18,400,000 of the Target.

In connection with the acquisition of the Target pursuant to the Share Exchange Agreement, the Company is entering into commercial and industrial real estate business through its newly acquired subsidiary Target Company, which owns three operating entities: (i) Florence Development LLC (in the business of purchasing, holding, salvaging, renovating, leasing and/or mortgaging real property and related improvements located in Florence, South Carolina); (ii) Royal Park LLC (dba The Country Club of South Carolina, operating as a golf club in Florence, South Carolina), and (iii) Center St. Louis, LLC (operating a recreational sports facility located in Affton, Missouri). Pursuant to the Share Exchange Agreement, the Parent shall not offer, sell, pledge or otherwise dispose of any of the Exchange Shares until one-year anniversary from November 18, 2021. The parties to this Agreement closed the transaction contemplated therein on December 1, 2021.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10.

DESCRIPTION OF BUSINESS

Overview

Effective on December 1, 2021 (the "Closing Date"), pursuant to the Share Exchange Agreement, the Target became a wholly-owned subsidiary of the Company. The acquisition of the Target Company (the “Acquisition”) is treated as a forward acquisition, and the business of the Target Company became a new business line of the Company. At the time of the Acquisition, the Company was engaged in bitcoin mining business.

As a result of the Acquisition, we have added, through the Target Company, the business line of operating and managing commercial and industrial real estates.

Our executive offices are located at 19 West 44th Street, Suite 1001, New York, NY 10036.

Corporate History and Structure

The Company, formerly known as China Bio-Energy Corp., formerly known as China INSOnline Corp., was initially incorporated on December 23, 1988 under the name Lifequest Medical, Inc. (“DEXT”), a Delaware corporation. On December 6, 2010, the Company entered into an Amendment (the “Amendment”) to a certain share exchange agreement dated November 12, 2010 with Ding Neng Holdings, a British Virgin Islands company (“Ding Neng Holdings”). This share exchange agreement and the Amendment provided for an acquisition transaction in which the Company, through the issuance of shares of its common stock, representing 90% of the issued and outstanding common stock immediately following the closing of this acquisition, acquired 100% of Ding Neng Holdings.

The closing of this acquisition took place on February 10, 2011, on which date, pursuant to the terms of the share exchange agreement as amended, the Company acquired all of the outstanding equity securities of Ding Neng Holdings from the shareholders of Ding Neng Holdings. Accordingly, on the closing of the acquisition, the Company, via Ding Neng Holdings, held 100% of Ding Neng Bio-technology Co., Limited, a Hong Kong Company, which held 100% of Zhangzhou Fuhua Biomass Energy Technology Co., Ltd., a wholly-foreign owned enterprise in China (“Fuhua Biomass”), which, via a series of variable interest entity (or VIE) arrangements, controlled the operating company Fujian Zhangzhou Ding Neng Bio-technology Co., Ltd. (“Ding Neng Bio-tech”). In connection of this share exchange, the Company changed its fiscal year end from June 30 to December 31.

The Company and the previous management believed that from late 2011 to 2014, due to change in law, unfavorable market conditions, and lack of effective management, the business of Ding Neng Bio-tech deteriorated significantly and eventually the Company defaulted on various loan obligations. Eventually, Ding Neng Bio-tech completely ceased its operations.

On June 4, 2015, Fuhua Biomass filed a civil action in Haicang District People’s Court of Xiamen, Fujian, PRC against Ding Neng Bio-tech, alleging that the purposes of those certain Consulting Service Agreement, Operating Agreement, Pledge and Security Agreement, Option Agreement, and Voting Rights Proxy Agreement (the “VIE Agreements”) entered into by Fuhua Biomass and Ding Neng Bio-tech on October 28, 2010 had been frustrated, and that these VIE Agreements should be terminated. On July 14, 2015, this case was settled via in-court mediation directed by the Court. As a result, Fuhua Biomass and Ding Neng Bio-tech entered into binding settlement to, among other things, terminate the VIE Agreements.

Given that the Company was unable to exercise effective control over Ding Neng Bio-tech or gain access to Ding Neng Bio-tech’s financial information since 2011, and that the VIE Agreements were terminated, the Company deconsolidated Ding Neng Bio-tech’s financial results. The Company has written off all investments made in Ding Neng Holdings as loss on investment in subsidiary.

Share Purchase Agreement with EGOOS Mobile Technology Co. Ltd. and Subsequent Developments

On October 19, 2015, the Company entered into a share purchase agreement with EGOOS Mobile Technology Company Limited, a British Virgin Islands holding company (“EGOOS BVI”), which owned 100% of EGOOS Mobile Technology Company Limited, a Hong Kong company (“EGOOS HK”), which owned 100% of Move the Purchase Consulting Management (Shenzhen) Co., Ltd. (“WOFE” or “Yigou”), a foreign investment enterprise organized under the laws of the PRC, and which, through various contractual agreements, had management control and the rights to the profits of Guangzhou Yuzhi Information Technology Co., Ltd., a corporation organized under the laws of the PRC as a variable interest entity (“Guangzhou Yuzhi”), which owned 100% of Shenzhen Qianhai Exce-card Technology Co., Ltd., a Chinese corporation (“Shenzhen Exce-card”), which owned 100% of Guangzhou Rongsheng Information Technology Co., Ltd., a Chinese corporation (“Guangzhou Rongsheng”, together with Guangzhou Yuzhi and Shenzhen Exce-card, is collectively referred to herein as “Guangzhou Yuzhi and its Subsidiaries”), and the sole shareholder of EGOOS BVI. Guangzhou Yuzhi and its Subsidiaries engaged in research, development, marketing and distribution of inlays/audio chips for audio bank card products.

The share purchase agreement provided for an acquisition transaction in which the Company, through the issuance of a convertible note to EGOOS BVI’s sole shareholder, acquired 100% of EGOOS BVI.

The closing of the acquisition took place on October 19, 2015. Upon closing, the Company acquired all of the outstanding equity securities of EGOOS BVI from the sole shareholder of EGOOS BVI.

EGOOS BVI, a British Virgin Islands business company, acted as a holding company and indirectly controled Guangzhou Yuzhi (a variable interest entity in China) and its Subsidiaries. EGOOS BVI’s sole source of income and operations was through its indirect, contractual control of Guangzhou Yuzhi and its Subsidiaries. Based in the city of Guangzhou, Guangdong Province, China, Guangzhou Yuzhi and Guangzhou Rongsheng were principally engaged in software and information technology services and shared full-time employees with Shenzhen Exce-card.

We encountered challenges to expand the sales of our audio bank cards. Mobile phone payments through smart phone apps, such as Wechat and Venmo, have become one of the most popular methods to make payments. We sought to develop relationships with major card issuers in China since 2014 until 2018. We promoted two pilot programs with China Construction Bank (“CCB”), one of China’s four major banks; however, we could not continue the pilot programs due to lack of positive market reaction. We ceased our efforts to market and sell our audio bank cards in 2018.

During the years ended December 31, 2020 and 2019, we ceased all active business operations. On December 30, 2021, the Company disposed its shareholding EGOOS BVI for an aggregate purchase price of $1.00 via selling all of EGOOS BVI’s issued and outstanding share capital.

Bitcoin Mining

Given its resources and current industry development, the current management and board of directors of the Company deemed cryptocurrency related operations as a desirable business line for the Company. On October 26, 2021, New York Tech Capital Inc. (“New York Tech”), a wholly-owned subsidiary of the Company entered into a Hosting and Colocation Services Agreement (the “Gigacrypto Agreement”) with PLANBTC, LLC, d/b/a Gigacrypto, Inc., a Wyoming limited liability company (“Gigacrypto”), pursuant to which Gigacrypto deploys, operates and maintains certain cryptocurrency mining equipment to mine Bitcoins (the “Equipment”) that New York Tech has provided thereto for a service fee equal to twelve percent (12%) of the total Bitcoin mining revenue payable in Bitcoin, irrespective of their dollar value, unless indicated otherwise by Gigacrypto. In accordance with the Gigacrypto Agreement, New York Tech shall reimburse certain fees and expenses, including the energy costs of operating the Equipment, actually incurred as a result of operating any of the Equipment. In connection with the Gigacrypto Agreement, on October 26, 2021, New York Tech and Gigacrypto signed the initial statement of work (the “Statement of Work”) as Exhibit A to the Gigacrypto Agreement, which provided the initial service term of three (3) years from the date of the Statement of Work. The Gigacrypto Agreement shall expire upon the end of the term of the latest Statement of Work unless terminated earlier.

Based on the Gigacrypto Agreement, the Company has commenced the bitcoin mining business in Missouri where its Equipment is located and operated and maintained by Gigacrypto. As of the date of the amendment to this current report, the Company has already deployed 200 units of Cryptocurrency mining machines for operation and has 400 additional mining units in transit to the cryptocurrency mining field.

Recreational Business in South Carolina and Missouri

The Country Club of South Carolina

Pursuant to this forward acquisition, the Company acquired Royal Park, LLC, doing business as The Country Club of South Carolina (the “Country Club”) through the Target Company, which controls all of the equity interest in the Country Club. The Country Club currently consists of a golf course, 81.45 acres of excess land and 62 developed lots located at 3525 McDonald Boulevard in Florence, South Carolina. The undeveloped, excess land consists of parcels designated as The Common, Retreat 2, The Village, and a commercial parcel along a highway. The 62 developed parcels include 58 single-family and 4 townhouse pads. The golf course of the Country Club occupies 295.11 acres in total. Improvements to the Country Club’s land consist of an 18-hole golf course, a clubhouse, restaurant, tennis complex, swimming pool area, cart storage building, maintenance buildings, a restroom building, and certain personal property.

The golf course itself was built in 1969 in accordance with United States Golf Association standards and has been renovated several times since then. Such golf course has hosted numerous amateur and professional tournaments and was previously named one of the “25 Best Courses You Can Play” by the South Carolina Golf Course Ratings Panel. The Company expects the Country Club’s golf course to have a positive net income by 2022, with growth of Golf Membership, continuing development inside the community and the increase in rounds of golf through outside games and tournaments.

Center St. Louis

Also pursuant to this forward acquisition, the Company acquired Center St. Louis, LLC (“Center St. Louis”) through the Target Company, which controls all of the equity interest in Center St. Louis. Center St. Louis is a recreational sports facility located at 6727 Langley Avenue in Affton, Missouri. Center St. Louis has six resurfaced hardwood basketball courts that can also be used as eight volleyball courts. Additionally, Center St. Louis has a snack bar and a 12,150 square foot turf field that can be split into three areas. The turf area includes pitching lanes, six batting cages, and pitching machines as needed.

Center St. Louis primarily earns revenue from contracts with local sports organizations, organized tournaments, and concessions. A few significant contracts are presented below:

●	Webster University – contracted for facility rental for baseball, softball, track and field, and cheerleading from October 26, 2020 through March 7, 2025.

●	Output Performance – contracted for facility rental of a weight room and gym from May 1, 2020 through May 1, 2026.

●	KS Athletics – contracted for court rentals from October 1, 2020 through September 30, 2025.

●	ACE Volleyball Lab – contracted for rental of a weight room from May 1, 2020 through May 1, 2023.

Revenue from these four contracts set forth above shall make up approximately 47% of the estimated 2021  revenue of Center St. Louis. In addition, the Target Company believes the weekend tournaments, turf rentals, advertising revenue and concession revenue may make up an additional 53% of the estimated 2021 revenue of Center St. Louis. Center St. Louis also has an agreement in place with a local Marriott Hotel, which allows for special room rates for Center St. Louis’ customers while also giving the Company a small kickback per room rented.

Industrial Real Estate

Florence Development, LLC

Also pursuant to this forward acquisition, the Company acquired Florence Development, LLC (“Florence Development”) through the Target Company, which controls all of the equity interest in Florence Development. Florence Development is located at 6901 DuPont Drive approximately 8 miles east of the city limits of Florence, South Carolina and consists of 942.141 acres of land. On such land are three warehouse buildings collectively containing 185,204 square feet along with supporting infrastructure as of the date of the amendment to this current report. Currently Florence Development has two (2) tenants leasing the warehouse space which accounts for 100% of revenues on site of Florence Development. Florence Development has begun the process of transforming this property into a logistics park with a fully operating power plant, CSX Rail Line and on-site water plant.

Current Corporate Structure

Business Strategy

The Company believes diversification of business segments and currently has engaged in the digital mining business and property management business to maintain steady and healthy growth of its revenue and business operations.

Since 2020, the digital mining industry has witnessed tremendous growth in the United States. The Company believes that crypto-mining business could generate steady and sustainable income for the Company and has the potential of providing remarkable profits as the cryptocurrency rises in value.

With respect to the property management sector, the Company, through acquisition of Target, has entered into recreational and industrial real estate business in two states, Missouri and South Carolina. Under the Target’s umbrella, three operating subsidiaries of Target provide customized services, including country club membership and recreational activities, sports facility rental, industrial space rental and client relationship management. Through connections in the industry, Target is utilizing its tools to develop an ever-evolving real estate portfolio that may lead to additional avenues to grow its commercial and industrial real estate business. The Company and its subsidiaries aim to provide the highest quality services to our customers to differentiate ourselves from our competitors.

Intellectual Property

As of the date of this amendment to the current report, the Target did not have any intellectual property.

Competition

Country Club of South Carolina:

The golf industry is an ever-evolving industry where it takes extensive knowledge and experiences to run a fully operational country club. Our Country Club is located one (1) hour from Myrtle Beach, which is the golf capital of America. As a hidden gem only an hour from Myrtle Beach, the Country Club allows for quick rounds of golf at affordable prices without the over-crowded environment. However, our Golf Club faces intense competition because Myrtle Beach offers a diverse array of golf courses like The Dunes Club, which is highly regarded and TPC Myrtle Beach, another competing public course known for its water obstacles.

Center St. Louis:

Center St. Louis boasts one of the largest indoor sports venues in the Midwest. Having some of the larger tenants in the industry allows for Center St. Louis’ continual growth through many avenues. However, to Target’s knowledge, in the next few years, there will be a few new facilities built that will mirror Center St. Louis’ operations, including Bud Dome and PowerPlex in St. Louis, and 417 Athletics in Springfield, Missouri.

Florence Development:

Florence Development has the potential, through development, to become an industry leader in warehouse space and trade. However, there are many industrial parks surrounding the Florence and South Carolina areas, including Port Dillon and Florence Industrial Park off I-95, which we deem as competitors of Florence Development.

Competitive Strength

The Target believes it possesses the following competitive advantages:

●	Country Club: Our long-term members serve as a solid foundation for our customer base. At the Country Club, each hole's greens and tees stand out among the best in the region, and the course layout is no exception.

●	Center St. Louis: It has a dominating market position in the St. Louis area's indoor recreational sports complexes. In addition to hosting some of the major volleyball and basketball events in the region, Center St. Louis has established ties with some of the most prominent companies in the industry.

●	Florence Development: It is one of the largest industrial parks in the North and South Carolina built on the almost 1,000 acres of developed and undeveloped land. In addition, the CSX rail line that passes through the site of Florence Development provides an advantage that no other property in the Florence area can offer.

Sales and Marketing

Country Club:

Country Club’s growth plan comes from increased membership through special marketing plans and development in the neighborhood where the Country Club sits. Over the next four to five years, Country Club plans to build an additional 250 homes/condos/townhomes/villas in the local community where the homeowner maintenance fees will include a membership to the Country Club per household.

Center St. Louis:

Center St. Louis’ sales are derived through contracts and rentals at competitive industry rates. Utilization of the facility during operating hours sits around an occupancy rate of 85% for the year  of 2021 with 49 out of 52 weekends of the year  booked for tournaments, leagues and events in 2021.

Florence Development:

Florence Development sales come current lease contracts over the space due to long-term local relationships. Based on its recent feasibility studies, Florence Development is developing new marketing strategies targeted for an industry leader position in warehouse space in the coming years.

Employees

As of December 31, 2021, we had 10 full-time employees and 33 hourly waged part-time workers. The number of part-time workers varies depending on the seasonal demands. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Regulatory Overview

Our properties and operations are subject to a number of environmental laws. As a result, we may be required to incur costs to comply with the requirements of these laws, such as those relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by regulated materials. Under these and other environmental requirements, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from currently owned, formerly owned or operated facilities.

Environmental laws typically impose cleanup responsibility and liability on a property owner without regard to whether the property owner knew of or caused the presence of the contaminants. We may use certain substances and generate certain wastes that may be deemed hazardous or toxic under such laws, and from time to time have incurred, and in the future may incur, costs related to cleaning up contamination resulting from historic uses by us or by previous owners of certain of our current or former properties or our treatment, storage or disposal of wastes at facilities owned by others. Our facilities are also subject to risks associated with mold, asbestos and other indoor building contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing for our property. We may be required to incur costs to remediate potential environmental hazards, mitigate environmental risks in the future, or comply with other environmental laws and regulations.

In addition, in order to build, improve, upgrade or expand some of our facilities, we may be subject to environmental review under the National Environmental Policy Act (the “NEPA”). The NEPA requires that a specified government agency study proposal for potential environmental impacts and various alternatives included in its analysis. Any improvement proposal may not be approved or may be approved with modifications that substantially increase the cost or decrease the desirability of implementing the project.

We are also subject to regulation by the United States Occupational Safety and Health Administration and similar health and safety laws in other jurisdictions. These regulations impact a number of aspects of operations, including golf course maintenance and food handling and preparation.

Our facilities and operations are subject to the Americans with Disabilities Act of 1990, (the “ADA”) which generally requires that we remove architectural barriers when readily achievable so that our facilities are made accessible to people with disabilities. In addition, the ADA Amendments Act of 2008, included additional compliance requirements for golf facilities and recreational areas. Noncompliance could result in imposition of fines or an award of damages to private litigants. Federal legislation or regulations may further amend the ADA to impose more stringent requirements with which we would have to comply.

We are also subject to various local, state and federal laws, regulations and administrative practices affecting our recreational and industrial real estate business. For instance, we must comply with provisions regulating equal employment, wage and hour practices and licensing requirements and regulations for the sale of food and alcoholic beverages.

Taxation

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of Common Stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

●	a bank, financial institution or insurance company;

●	a regulated investment company, a real estate investment trust or grantor trust;

●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

●	a person holding the Common Stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell Common Stock under the constructive sale provisions of the Code;

●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;

●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

●	a person who is a partner or investor in a partnership or other pass-through entity that holds the Common Stock;

●	a U.S. person whose “functional currency” is not the U.S. dollar;

●	a controlled foreign corporation or passive foreign investment company;

●	a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or

●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of Common Stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a share of Common Stock.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Common Stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of Common Stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our Common Stock in the foreseeable future. If we do make any distributions on shares of our Common Stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its Common Stock and then as gain from the sale or exchange of the Common Stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of Common Stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of Common Stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the Common Stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the Common Stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of Common Stock and to the proceeds of a sale of Common Stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to Our Business Operations and Industries

●	Risks Related to Our Cryptocurrency Operations

Digital assets such as bitcoin are likely to be regulated as securities or investment securities.

Part of our operations is mining bitcoin in the State of Missouri with the assistance of our contractor Gigacrypto. Bitcoin is the oldest and most well-known form of digital asset. Bitcoin, ether, and other forms of digital assets/cryptocurrencies have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. When the interests of investor protection are paramount, for example in the offer or sale of Initial Coin Offering (“ICO”) tokens, the SEC has no difficulty determining that the token offerings are securities under the “Howey” test as stated by the United States Supreme Court, a conclusion with which the Company agrees. As such, ICO offerings would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Section 5(c) of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although we do not believe our mining activities require registration for us to conduct such activities and accumulate digital assets the SEC, CFTC, NASDAQ or other governmental or quasi-governmental agency or organization may conclude that our activities involve the offer or sale of “securities”, or ownership of “investment securities”, and we may face regulation under the Securities Act or the 1940 Act. Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations.

Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations. For example, the Financial Action Task Force (“FATF”) and the Internal Revenue Service (“IRS”) consider a cryptocurrency as currency or an asset or property.

Bitcoin is described as a virtual currency by the Financial Action Task Force, as follows:

a digital representation of value that can be digitally traded and functions as: (1) a medium of exchange; and/or (2) a unit of account; and/or (3) a store of value, but does not have legal tender status (i.e., when tendered to a creditor, is a valid and legal offer of payment) in any jurisdiction. It is not issued or guaranteed by any jurisdiction, and it fulfils the above functions only by agreement within the community of users of the virtual currency. Virtual currency is distinguished from fiat currency (a.k.a. “real currency,” “real money,” or “national currency”), which is the coin and paper money of a country that is designated as its legal tender; circulates; and is customarily used and accepted as a medium of exchange in the issuing country. It is distinct from e-money, which is a digital representation of fiat currency used to electronically transfer value denominated in fiat currency.1

Further, the IRS views bitcoin as property and applies general tax principles that apply to property transactions to transactions involving virtual currency, as follows2:

[1]	FATF Report, Virtual Currencies, Key Definitions and Potential AML/CFT Risks, FINANCIAL ACTION TASK FORCE (June 2014), http://www.fatf-gafi.org/media/fatf/documents/reports/Virtual-currency-key-definitions-and-potentialaml-cft-risks.pdf. The Financial Action Task Force (“FATF”) is an independent inter-governmental body that develops and promotes policies to protect the global financial system against money laundering, terrorist financing and the financing of proliferation of weapons of mass destruction. The FATF Recommendations are recognized as the global anti-money laundering (“AML”) and counter-terrorist financing (“CFT”) standard.

[2]	IR-2014-36 (March 25, 2014). https://www.irs.gov/newsroom/irs-virtual-currency-guidance

IR-2014-36, March. 25, 2014

WASHINGTON — The Internal Revenue Service today issued a notice providing answers to frequently asked questions (FAQs) on virtual currency, such as bitcoin. These FAQs provide basic information on the U.S. federal tax implications of transactions in, or transactions that use, virtual currency.

In some environments, virtual currency operates like “real” currency — i.e., the coin and paper money of the United States or of any other country that is designated as legal tender, circulates, and is customarily used and accepted as a medium of exchange in the country of issuance — but it does not have legal tender status in any jurisdiction.

The notice provides that virtual currency is treated as property for U.S. federal tax purposes. General tax principles that apply to property transactions apply to transactions using virtual currency. Among other things, this means that:

Wages paid to employees using virtual currency are taxable to the employee, must be reported by an employer on a Form W-2, and are subject to federal income tax withholding and payroll taxes.

Payments using virtual currency made to independent contractors and other service providers are taxable and self-employment tax rules generally apply. Normally, payers must issue Form 1099.

The character of gain or loss from the sale or exchange of virtual currency depends on whether the virtual currency is a capital asset in the hands of the taxpayer.

A payment made using virtual currency is subject to information reporting to the same extent as any other payment made in property.

In June 2016, the AICPA commented on IRS Notice 2014-21 urging the IRS to provide additional guidance about existing tax principles whether virtual currency is property, currency or commodity.

Furthermore, in the several applications to establish an Exchange Traded Fund (“ETF”) of cryptocurrency, and in the questions raised by the Staff under the 1940 Act, no clear principles emerge from the regulators as to how they view these issues and how to regulate cryptocurrency under the applicable securities acts. It has been widely reported that the SEC has recently issued letters and requested various ETF applications be withdrawn because of concerns over liquidity and valuation and unanswered questions about absence of reporting and compliance procedures capable of being implemented under the current state of the markets for exchange traded funds.

Accordingly, there is no one unifying principle governing the regulatory status of cryptocurrency nor whether cryptocurrency is a security in each context in which it is viewed. Cryptocurrency may be a security and its offer or sale may require compliance with Section 5 of the Securities Act, in certain instances. However, since the Company does not intend to be engaged in the offer or sale of securities in the form of ICO offerings its internal mining activities that are not related to ICO offerings do not require registration under the Securities Act. We may face similar issues with various state securities regulators who may interpret our actions as requiring registration under state securities laws, banking laws, or money transmitter and similar laws, which are also an unsettled area or regulation that exposes us to risks.

Since there has been limited precedent set for financial accounting or taxation of digital assets other than digital securities, it is unclear how we will be required to account for digital asset transactions and the taxation of our businesses.

There is currently no authoritative literature under accounting principles generally accepted in the United States which specifically addresses the accounting for digital assets, including digital currencies. Therefore, by analogy, we intend to record digital assets similar to financial instruments under ASC 825, Financial Instruments, because the economic nature of these digital assets is most closely related to a financial instrument such as an investment in a foreign currency.

We believe that the Company will recognize revenue when it is realized or realizable and earned. Our material revenue stream is expected to be related to the mining of digital currencies. The Company will derive revenue by providing transaction verification services within the digital currency networks of crypto-currencies, such as bitcoin, commonly termed “crypto-currency mining.” In consideration for these services, the Company expects to receive digital currency (also known as “Coins”). Coins are generally recorded as revenue, using the average spot price on the date of receipt. The coins are recorded on the balance sheet at their fair value. Gains or losses on sale of Coins are recorded in the statement of operations. Expenses associated with running the crypto-currency mining business, such as equipment deprecation, rent and electricity cost are recorded as cost of revenues.

In 2014, the IRS issued guidance in Notice 2014-21 that classified cryptocurrency as property, not currency, for federal income tax purposes. But according to the requirements of FATCA, which requires foreign financial institutions to provide the IRS with information about accounts held by U.S. taxpayers or foreign entities controlled by U.S. taxpayers, cryptocurrency exchanges, in the ordinary course of doing business, are considered financial institutions.

On November 30, 2016, a federal judge in the Northern District of California granted an IRS application to serve a “John Doe” summons on Coinbase Inc., which operates a cryptocurrency wallet and exchange business. The summons asked Coinbase to identify all U.S. customers who transferred convertible cryptocurrency from 2013 to 2015. The IRS is trying to get cryptocurrency owners to report the value of their wallets to the federal government and the IRS is treating cryptocurrency as both property and currency.

The American Institute of Certified Public Accountants recommended in a June 2016 letter to the IRS that cryptocurrency accounts be reported in the summary information section of Form 8938, Statement of Specified Foreign Financial Assets, which breaks with the IRS’s 2014 guidance that cryptocurrency be treated as property.

Property is divided into certain sections within the Internal Revenue Code (“IRC”) that determine everything from how the property is treated at sale, to how the property is depreciated, to the nature and character of the gain on sale of the asset. For instance, IRC §1231 property (real or depreciable business property held for more than one year) is treated as capital in nature when sold for a profit, but it is treated as ordinary when the property is sold for a loss. IRC §1245 property, on the other hand, is treated as ordinary in nature. IRC §1245 property encompasses most types of property. IRC §1250 property covers everything else. IRC §1250 states that a gain from selling real property that has been depreciated should be taxed as ordinary income, to the extent that the accumulated depreciation exceeds the depreciation calculated using the straight-line method, which is the most basic depreciation method used on an income statement. IRC §1250 bases the amount of tax due on the type of property, such as residential or nonresidential property, and on how many months the property was owned.

IRS guidance is silent on which section of the tax code cryptocurrency falls into. For instance, IRC §1031 allows for the like-kind exchange of certain property. IRC §1031 exchanges typically are done with real estate or business assets. However, with the classification of cryptocurrency as property by the IRS, many tax professionals will argue that cryptocurrency can be exchanged using IRC §1031.

We believe that all of our digital asset mining activities will be accounted for on the same basis regardless of the form of digital asset. A change in regulatory or financial accounting standards or interpretation by the IRS or accounting standards or the SEC could result in changes in our accounting treatment, taxation and the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operation.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Digital assets such as bitcoins and ether, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry of which the digital asset networks are prominent, but not unique, parts. The growth of the digital asset industry in general, and the digital asset networks of bitcoin in particular, are subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

●	continued worldwide growth in the adoption and use of bitcoins and other digital assets;

●	government and quasi-government regulation of bitcoins and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

●	the maintenance and development of the open-source software protocol of the bitcoin network;

●	changes in consumer demographics and public tastes and preferences;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	general economic conditions and the regulatory environment relating to digital assets; and

●	the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight.

A decline in the popularity or acceptance of the digital asset networks of bitcoin, or similar digital asset systems, could adversely affect an investment in us.

If we acquire digital securities, even unintentionally, we may violate the Investment Company Act of 1940 and incur potential third-party liabilities

The Company intends to comply with the 1940 Act in all respects. To that end, if holdings of cryptocurrencies are determined to constitute investment securities of a kind that subject the Company to registration and reporting under the 1940 Act, the Company will limit its holdings to less than 40% of its assets. Section 3(a)(1)(C) of the 1940 Act defines “investment company” to mean any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis. Section 3(a)(2) of the 1940 Act defines “investment securities” to include all securities except (A) Government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries which (i) are not investment companies and (ii) are not relying on the exception from the definition of investment company in section 3(c)(1) or 3(c)(7) of the 1940 Act. As noted above, the SEC has not stated whether bitcoin and cryptocurrency is an investment security, as defined in the 1940 Act.

Currently, there is relatively small use of digital assets in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in us.

As relatively new products and technologies, digital assets and the blockchain networks on which they exist have only recently become widely accepted as a means of payment for goods and services by certain major retail and commercial outlets and use of digital assets by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of demand for digital assets is generated by speculators and investors seeking to profit from the short- or long-term holding of such digital assets. A lack of expansion of digital assets into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the price of all or any digital asset, either of which could adversely impact an investment in us.

Significant contributors to all or any digital asset network could propose amendments to the respective network’s protocols and software that, if accepted and authorized by such network, could adversely affect an investment in us.

For example, with respect to bitcoins network, a small group of individuals contribute to the Bitcoin Core project on GitHub.com. This group of contributors is currently headed by Wladimir J. van der Laan, the current lead maintainer. These individuals can propose refinements or improvements to the bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the bitcoin network and the properties of bitcoin, including the irreversibility of transactions and limitations on the mining of new bitcoin. Proposals for upgrades and discussions relating thereto take place on online forums. For example, there is an ongoing debate regarding altering the blockchain by increasing the size of blocks to accommodate a larger volume of transactions. Although some proponents support an increase, other market participants oppose an increase to the block size as it may deter miners from confirming transactions and concentrate power into a smaller group of miners. To the extent that a significant majority of the users and miners on the bitcoin network install such software upgrade(s), the bitcoin network would be subject to new protocols and software that may adversely affect our bitcoin mining operations and therefore the investment value in our shares. In the event a developer or group of developers proposes a modification to the bitcoin network that is not accepted by a majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users, two or more competing and incompatible blockchain implementations could result. This is known as a “hard fork.” In such a case, the “hard fork” in the blockchain could materially and adversely affect the perceived value of digital assets as reflected on one or both incompatible blockchains, which may adversely affect an investment in us.

Forks in a digital asset network may occur in the future which may affect the value of digital assets held by us.

For example, on August 1, 2017 bitcoin’s blockchain was forked and Bitcoin Cash was created. The fork resulted in a new blockchain being created with a shared history, and a new path forward. Bitcoin Cash has a block size of 8mb and other technical changes. On October 24, 2017, bitcoin’s blockchain was forked and Bitcoin Gold was created. The fork resulted in a new blockchain being created with a shared history, and new path forward, Bitcoin Gold has a different proof of work algorithm and other technical changes. The value of the newly created Bitcoin Cash and Bitcoin Gold may or may not have value in the long run and may affect the price of bitcoin if interest is shifted away from bitcoin to the newly created digital assets. The value of bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future. As such, the value of bitcoin could be materially reduced if existing and future forks have a negative effect on bitcoin’s value. If a fork occurs on a digital asset network which we are mining or hold digital assets in it may have a negative effect on the value of the digital asset and may adversely affect an investment in us.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the bitcoin network and an investment in us.

The bitcoin network for example operates based on an open-source protocol maintained by contributors, largely on the Bitcoin Core project on GitHub. As an open source project, bitcoin is not represented by an official organization or authority. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. Although the MIT Media Lab’s Digital Currency Initiative funds the current maintainer Wladimir J. van der Laan, among others, this type of financial incentive is not typical. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network which we are mining on may adversely affect an investment in us.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, including the bitcoin network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in us.

For example, in late May and early June 2014, a mining pool known as GHash.io approached and, during a 24- to 48-hour period in early June may have exceeded, the threshold of 50% of the processing power on the bitcoin network. To the extent that GHash.io did exceed 50% of the processing power on the network, reports indicate that such threshold was surpassed for only a short period, and there are no reports of any malicious activity or control of the blockchain performed by GHash.io. Furthermore, the processing power in the mining pool appears to have been redirected to other pools on a voluntary basis by participants in the GHash.io pool, as had been done in prior instances when a mining pool exceeded 40% of the processing power on the bitcoin network.

The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in us.

If the award of digital assets for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending hashrate to solve blocks and confirmations of transactions on the blockchain could be slowed temporarily. A reduction in the hashrate expended by miners on any digital asset network could increase the likelihood of a malicious actor obtaining control in excess of fifty percent (50%) of the aggregate hashrate active on such network or the blockchain, potentially permitting such actor to manipulate the blockchain in a manner that adversely affects an investment in us.

Bitcoin miners record transactions when they solve for and add blocks of information to the blockchain. When a miner solves for a block, it creates that block, which includes data relating to (i) the solution to the block, (ii) a reference to the prior block in the blockchain to which the new block is being added and (iii) all transactions that have occurred but have not yet been added to the blockchain. The miner becomes aware of outstanding, unrecorded transactions through the data packet transmission and propagation discussed above. Typically, bitcoin transactions will be recorded in the next chronological block if the spending party has an internet connection and at least one minute has passed between the transaction’s data packet transmission and the solution of the next block. If a transaction is not recorded in the next chronological block, it is usually recorded in the next block thereafter.

As the award of new digital assets for solving blocks declines, and if transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining and may cease their mining operations. For example, the current fixed reward on the bitcoin network for solving a new block is twelve and a half (12.5) bitcoins per block; the reward decreased from twenty-five (25) bitcoin in July 2016. It is estimated that it will halve again in about four (4) years. This reduction may result in a reduction in the aggregate hashrate of the bitcoin network as the incentive for miners will decrease. Moreover, miners ceasing operations would reduce the aggregate hashrate on the bitcoin network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the bitcoin network more vulnerable to a malicious actor obtaining control in excess of fifty percent (50%) of the aggregate hashrate on the bitcoin network. Periodically, the bitcoin network has adjusted the difficulty for block solutions so that solution speeds remain in the vicinity of the expected ten (10) minute confirmation time targeted by the bitcoin network protocol.

The Company believes that from time to time there will be further considerations and adjustments to the bitcoin network, regarding the difficulty for block solutions. More significant reductions in aggregate hashrate on digital asset networks could result in material, though temporary, delays in block solution confirmation time. Any reduction in confidence in the confirmation process or aggregate hashrate of any digital asset network may negatively impact the value of digital assets, which will adversely impact an investment in us.

To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets that could adversely impact an investment in us.

Over the past two years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation servers. Currently, new processing power brought onto the digital asset networks is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated machines. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell digital assets earned from mining operations on the digital asset exchange market, whereas it is believed that individual miners in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the supply of digital assets on the digital asset exchange market, creating downward pressure on the price of each digital asset.

The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold into the digital asset exchange market more rapidly, thereby potentially reducing digital asset prices. Lower digital asset prices could result in further tightening of profit margins, particularly for professionalized mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable and remove mining power from the respective digital asset network. The network effect of reduced profit margins resulting in greater sales of newly mined digital assets could result in a reduction in the price of digital assets that could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.

To the extent that any miners cease to record transaction in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could adversely impact an investment in us.

The acceptance of digital asset network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in any digital asset network could result in a “fork” in the respective blockchain, resulting in the operation of two separate networks until such time as the forked blockchains are merged. The temporary or permanent existence of forked blockchains could adversely impact an investment in us.

Digital asset networks are open source projects and, although there is an influential group of leaders in, for example, the bitcoin network community known as the “Core Developers,” there is no official developer or group of developers that formally controls the bitcoin network. Any individual can download the bitcoin network software and make any desired modifications, which are proposed to users and miners on the bitcoin network through software downloads and upgrades, typically posted to the bitcoin development forum on GitHub.com. A substantial majority of miners and bitcoin users must consent to those software modifications by downloading the altered software or upgrade that implements the changes; otherwise, the changes do not become a part of the bitcoin network. Since the bitcoin network’s inception, changes to the bitcoin network have been accepted by the vast majority of users and miners, ensuring that the bitcoin network remains a coherent economic system; however, a developer or group of developers could potentially propose a modification to the bitcoin network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the bitcoin network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of bitcoin network software, a fork in the blockchain could develop and two separate bitcoin networks could result, one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin” network). Such a fork in the blockchain typically would be addressed by community-led efforts to merge the forked blockchains, and several prior forks have been so merged. This kind of split in the bitcoin network could materially and adversely impact an investment in us and, in the worst-case scenario, harm the sustainability of the bitcoin network’s economy.

Intellectual property rights claims may adversely affect the operation of some or all digital asset networks.

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all digital asset networks’ long-term viability or the ability of end-users to hold and transfer digital assets may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing some or all digital asset networks or holding or transferring their digital assets. As a result, an intellectual property claim against us or other large digital asset network participants could adversely affect an investment in us.

The digital asset exchanges on which digital assets trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for other products. To the extent that the digital asset exchanges representing a substantial portion of the volume in digital asset trading are involved in fraud or experience security failures or other operational issues, such digital asset exchanges’ failures may result in a reduction in the price of some or all digital assets and can adversely affect an investment in us.

The digital asset exchanges on which the digital assets trade are new and, in most cases, largely unregulated. Furthermore, many digital asset exchanges (including several of the most prominent USD denominated digital asset exchanges) do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, digital asset exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading.

For example, over the past 4 years, a number of bitcoin exchanges have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such bitcoin exchanges. While smaller bitcoin exchanges are less likely to have the infrastructure and capitalization that make larger bitcoin exchanges more stable, larger bitcoin exchanges are more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems). Further, the collapse of the largest bitcoin exchange in 2014 suggests that the failure of one component of the overall bitcoin ecosystem can have consequences for both users of a bitcoin exchange and the bitcoin industry as a whole.

More recently, the Thomson Reuters has reported that China has implemented a blanket ban on all virtual currency trading and mining, leaving several cryptocurrency exchanges severing the ties to any Chinese clients. The article reported that China used to account for the bulk of global bitcoin trading.

A lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in the digital asset networks and result in greater volatility in digital asset values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

Political or economic crises may motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values and adversely affect an investment in us.

As an alternative to fiat currencies that are backed by central governments, digital assets such as bitcoins, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets would result in a reduction in their value and could adversely affect an investment in us.

Our ability to adopt technology in response to changing security needs or trends poses a challenge to the safekeeping of our digital assets.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We rely on Nano X enterprise storage solution to safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Our digital assets will also be moved to various exchanges in order to exchange them for fiat currency during which time we will be relying on the security of such exchanges to safeguard our digital assets. We believe that it may become a more appealing target of security threats as the size of our bitcoin holdings grow. To the extent that either Bitgo Inc. or we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in us.

Security threats to us could result in, a loss of our digital assets, or damage to the reputation and our brand, each of which could adversely affect an investment in us.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets, for example since the launch of the bitcoin network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our digital assets. Any breach of our infrastructure could result in damage to our reputation which could adversely affect an investment in us. Furthermore, we believe that, as our assets grow, it may become a more appealing target for security threats such as hackers and malware.

In the event of a security breach, we may be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect an investment in us.

A loss of confidence in our security system, or a breach of our security system, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our digital assets from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of our digital assets. A security breach could harm our reputation or result in the loss of some or all of our digital assets. A resulting perception that our measures do not adequately protect our digital assets could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

Digital Asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could adversely affect an investment in us.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the respective digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft. Although our transfers of digital assets will regularly be made to or from vendors, consultants, services providers, etc. it is possible that, through computer or human error, or through theft or criminal action, our digital assets could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover incorrectly transferred Company digital assets. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect an investment in us.

The limited rights of legal recourse against us, and our lack of insurance protection expose us and our shareholders to the risk of loss of our digital assets for which no person is liable.

The digital assets held by us are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

Digital assets held by us are not subject to FDIC or SIPC protections.

We do not hold our digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our digital assets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.

The sale of our digital assets to pay expenses at a time of low digital asset prices could adversely affect an investment in us.

We may sell our digital assets to pay expenses on an as-needed basis, irrespective of then-current prices. Consequently, our digital assets may be sold at a time when the prices on the respective digital asset exchange market are low, which could adversely affect an investment in us.

Regulatory changes or actions may restrict the use of bitcoins or the operation of the bitcoin network in a manner that adversely affects an investment in us.

Until recently, little or no regulatory attention has been directed toward bitcoin and the bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the Commission, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market.

On July 25, 2017, the Commission issued its Report of Investigation, or “Report,” which concluded that digital assets or tokens issued for the purpose of raising funds may be securities within the meaning of the federal securities laws. The Report focused on the activities of a virtual organization which offered tokens in exchange for ether, which is a prominent digital asset. The Report emphasized that whether a digital asset is a security is based on the facts and circumstances. Although our activities are not focused on raising capital or assisting others that do so, the federal securities laws are very broad, and there can be no assurances that the Commission will not take enforcement action against us in the future including for the sale of unregistered securities in violation of the Securities Act or acting as an unregistered investment company in violation of the Investment Company Act. The Commission has taken various actions against persons or entities misusing bitcoin in connection with fraudulent schemes (i.e., Ponzi scheme), inaccurate and inadequate publicly disseminated information, and the offering of unregistered securities. More recently, the Commission suspended trading in three digital asset public companies. The CFTC has determined that bitcoin and other virtual currencies are commodities and the sale of derivatives based on digital currencies must be done in accordance with the provisions of the CEA and CFTC regulations. Also, of significance, is that the CFTC appears to have taken the position that bitcoin is not encompassed by the definition of currency under the CEA and CFTC regulations. The CFTC defined bitcoin and other “virtual currencies” as “a digital representation of value” that functions as a medium of exchange, a unit of account, and/or a store of value, but does not have legal tender status in any jurisdiction. Bitcoin and other virtual currencies are distinct from ‘real’ currencies, which are the coin and paper money of the United States or another country that are designated as legal tender, circulate, and are customarily used and accepted as a medium of exchange in the country of issuance.” To the extent that bitcoin itself is determined to be a security, commodity future or other regulated asset, or to the extent that a U.S. or foreign government or quasi-governmental agency exerts regulatory authority over the bitcoin or bitcoin trading and ownership, trading or ownership in bitcoin or an investment in us may be adversely affected.

The CFTC affirmed its approach to the regulation of bitcoin and bitcoin-related enterprises on June 2, 2016, when the CFTC settled charges against Bitfinex, a bitcoin exchange based in Hong Kong. In its Order, the CFTC found that Bitfinex engaged in “illegal, off-exchange commodity transactions and failed to register as a futures commission merchant” when it facilitated borrowing transactions among its users to permit the trading of bitcoin on a “leveraged, margined or financed basis” without first registering with the CFTC. In 2017, the CFTC stated that it would consider bitcoin and other virtual currencies as commodities or derivatives depending on the facts of the offering. In December 2017, bitcoin futures trading commenced on two CFTC regulated futures markets.

Local state regulators such as the New York State Department of Financial Services, or NYSDFS, have also initiated examinations of bitcoin, the bitcoin network and the regulation thereof. In July 2014, the NYSDFS proposed the first U.S. regulatory framework for licensing participants in “virtual currency business activity.” The proposed regulations, known as the “BitLicense,” are intended to focus on consumer protection and, after the closure of an initial comment period that yielded 3,746 formal public comments and a re-proposal, the NYSDFS issued its final “BitLicense” regulatory framework in June 2015. The “BitLicense” regulates the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibits any person or entity involved in such activity to conduct activities without a license.

Additionally, a U.S. federal magistrate judge in the U.S. District Court for the Eastern District of Texas has ruled that “Bitcoin is a currency or form of money,” a Florida circuit court judge determined that bitcoin did not qualify as money or “tangible wealth,” and an opinion from the U.S. District Court for the Northern District of Illinois identified bitcoin as “virtual currency.” Additionally, two CFTC commissioners publicly expressed a belief that derivatives based on bitcoin are subject to the same regulation as those based on commodities, and the IRS released guidance treating bitcoin as property that is not currency for U.S. federal income tax purposes. Taxing authorities of a number of U.S. states have also issued their own guidance regarding the tax treatment of bitcoin for state income or sales tax purposes. On June 28, 2014, the Governor of the State of California signed into law a bill that removed state-level prohibitions on the use of alternative forms of currency or value (including bitcoin). The bill indirectly authorizes bitcoin’s use as an alternative form of money in the state. In February 2015, a bill was introduced in the California State Assembly to establish a licensing regime for businesses engaging in “virtual currencies.” In September 2015, the bill was ordered to become an inactive file and as of the date of this registration statement there has not been further consideration by the California State Assembly. As of August 2016, the bill was withdrawn from consideration for vote for the remainder of the year. There is a possibility of future regulatory change altering, perhaps to a material extent, the nature of an investment in us or the ability of us to continue our operations.

The effect of any future regulatory change on us, bitcoins, or other digital assets is impossible to predict, but such change could be substantial and adverse to us and could adversely affect an investment in us.

It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding or trading in our securities may also be considered illegal and subject to sanction.

Although currently digital assets are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding or trading in our securities. Such restrictions may adversely affect an investment in us.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to register and comply with such regulations. If regulatory changes or interpretations of our activities require the licensing or other registration of us as a money transmitter (or equivalent designation) under state law in any state in which we operate, we may be required to seek licensure or otherwise register and comply with such state law. In the event of any such requirement, to the extent the Company decides to continue, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease The Company’s operations. Any termination of certain Company operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

To the extent that the activities of the Company cause it to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, The Company may be required to comply with FinCEN regulations, including those that would mandate the Company to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that the activities of the Company cause it to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which the Company operates, the Company may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the NYSDFS has finalized its “BitLicense” framework for businesses that conduct “virtual currency business activity,” the Conference of State Bank Supervisors has proposed a model form of state level “virtual currency” regulation and additional state regulators including those from California, Idaho, Virginia, Kansas, Texas, South Dakota and Washington have made public statements indicating that virtual currency businesses may be required to seek licenses as money transmitters. In July 2016, North Carolina updated the law to define “virtual currency” and the activities that trigger licensure in a business-friendly approach that encourages companies to use virtual currency and blockchain technology. Specifically, the North Carolina law does not require miners or software providers to obtain a license for multi-signature software, smart contract platforms, smart property, colored coins and non-hosted, non-custodial wallets. Starting January 1, 2016, New Hampshire requires anyone exchanges a digital currency for another currency must become a licensed and bonded money transmitter. In numerous other states, including Connecticut and New Jersey, legislation is being proposed or has been introduced regarding the treatment of bitcoin and other digital assets. The Company will continue to monitor for developments in such legislation, guidance or regulations.

Such additional federal or state regulatory obligations may cause the Company to incur extraordinary expenses, possibly affecting an investment in the shares of the Company in a material and adverse manner. Furthermore, the Company and its service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If the Company is deemed to be subject to and determines not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate at least the bitcoin mining business line of the Company. Any such action may adversely affect an investment in us.

Current interpretations require the regulation of bitcoins under the CEA by the CFTC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

Current and future legislation, CFTC and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. In particular, bitcoin derivatives are not excluded from the definition of “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law.

Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator and to register us as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us. No current CFTC orders or rulings are applicable to our business.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that digital assets such as bitcoin should be treated and taxed as property, and that transactions involving the payment of bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in our Company.

On December 5, 2014, the New York State Department of Taxation and Finance issued guidance regarding the application of state tax law to digital assets such as bitcoins. The agency determined that New York State would follow IRS guidance with respect to the treatment of digital assets for state income tax purposes. Furthermore, they defined digital assets such as bitcoin to be a form of “intangible property,” meaning the purchase and sale of bitcoins for fiat currency is not subject to state income tax (although transactions of bitcoin for other goods and services maybe subject to sales tax under barter transaction treatment). It is unclear if other states will follow the guidance of the IRS and the New York State Department of Taxation and Finance with respect to the treatment of digital assets such as bitcoins for income tax and sales tax purposes. If a state adopts a different treatment, such treatment may have negative consequences including the imposition of greater a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of bitcoin, generally; in either case potentially having a negative effect on prices in the digital asset exchange market and may adversely affect an investment in our Company.

Foreign jurisdictions may also elect to treat digital assets differently for tax purposes than the IRS or the New York State Department of Taxation and Finance. To the extent that a foreign jurisdiction with a significant share of bitcoin users imposes onerous tax burdens on bitcoin users, or imposes sales or value added tax on purchases and sales of bitcoin for fiat currency, such actions could result in decreased demand for bitcoins in such jurisdiction, which could impact the price of bitcoin or other digital assets and negatively impact an investment in our Company.

The loss or destruction of a private key required to access a digital asset may be irreversible. Our loss of access to our private keys or our experience of a data loss relating to our Company’s digital assets could adversely affect an investment in our Company.

Digital assets are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the digital assets are held. We are required by the operation of digital asset networks to publish the public key relating to a digital wallet in use by us when it first verifies a spending transaction from that digital wallet and disseminates such information into the respective network. We safeguard and keep private the private keys relating to our digital assets by primarily utilizing Nano X multi-signature storage solution; to the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, we will be unable to access the digital assets held by it and the private key will not be capable of being restored by the respective digital asset network. Any loss of private keys relating to digital wallets used to store our digital assets could adversely affect an investment in us.

Because many of our digital assets are held by digital asset exchanges, we face heightened risks from cybersecurity attacks and financial stability of digital asset exchanges.

The Company may transfer its digital asset from its wallet to digital asset exchanges prior to selling them. Digital assets not held in the Company’s wallet are subject to the risks encountered by digital asset exchanges including a DDoS Attack or other malicious hacking, a sale of the digital asset exchange, loss of the digital assets by the digital asset exchange and other risks similar to those described herein. The Company does not maintain a custodian agreement with any of the digital asset exchanges that hold the Company’s digital assets. These digital asset exchanges do not provide insurance and may lack the resources to protect against hacking and theft. If this were to occur, the Company may be materially and adversely affected.

As the number of digital assets awarded for solving a block in the blockchain decreases, the incentive for miners to continue to contribute processing power to the respective digital asset network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in the blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for digital assets and prevent the expansion of the digital asset networks to retail merchants and commercial businesses, resulting in a reduction in the price of digital assets that could adversely impact an investment in us.

In order to incentivize miners to continue to contribute processing power to any digital asset network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the digital asset network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for digital asset transactions become too high, the marketplace may be reluctant to accept digital assets as a means of payment and existing users may be motivated to switch from one digital asset to another digital asset or back to fiat currency. Decreased use and demand for bitcoins that we have accumulated may adversely affect their value and may adversely impact an investment in us.

●	Risks Related to Golf Course Operations by the Country Club, Center St. Louis and Florence Development

Our golf course may not be financially successful, which would limit our cash flow and would adversely affect our operations.

No assurance can be given that its operations will be financially successful or generate the cash flows that we require to sustain its operation. We may not attract the level of patronage that we anticipate. If we are unable to attract sufficient business, it would limit our cash flow and adversely affect our operations and our financial condition.

Our operating results are subject to conditions affecting the golf industry in general and our return-driven development model is subject to certain risks.

Our operating results are subject to conditions typically affecting the golf industry, which include:

●	changes and volatility in general economic conditions;

●	our ability to maintain or increase sales to existing customers and attract new customers;

●	competition from other golf courses and country clubs;

●	natural disasters or travelers’ fears of exposure to contagious diseases and social unrest;

●	seasonality of our business;

●	changes in travel patterns or in the desirability of particular locations;

●	increases in operating costs and expenses due to inflation and other factors;

●	the quality and performance of the future managers and other employees of our course;

●	the availability and cost of capital to allow us to fund construction and renovation of, and make other investments in, our golf course, recreational facilities and ancillary equipment; and

Our business is sensitive to global or regional economic crises. A severe or prolonged downturn in the global economy could cause a sharp reduction of expenditure on the golf industry as a whole and therefore materially and adversely affect our revenues and results of operations.

As the recreational industry as a whole is often looked at as unnecessary expenditures in a household and golf is a more expensive recreational activity, any downturn in the global or local economy of our golf course can materially affect our business. Furthermore, if we are forced to shut down our course for any period of time due to the onset of an event like a global pandemic (i.e. the outbreak of a new strain of Covid-19), we will still have to make payments as well as maintain our course, but will be unable to generate meaningful revenues.

Economic recessions or downturns could negatively affect our golf business, financial condition and results of the golf operations.

A substantial portion of our revenue is derived from discretionary or leisure spending by golfers and such spending can be particularly sensitive to changes in general economic conditions. An economic downturn in Taiwan could result in slower business activities, increased unemployment, concerns about inflation and energy costs and lower consumer confidence. Any such downturn is likely to result in reduced spending on leisure activities, such as golfing. As a result, our business, financial condition and results of operations may be materially adversely affected by such an economic downturn. With reduced number of golfers on our golf course during an economic downturn, we may be unable to increase our fees, which may contribute to decreased revenues and financial losses.

Certain factors beyond our control may change consumer spending patterns, particularly in the area of discretionary expenditures for leisure and recreation, resulting in potential reduced demand for our golf services.

Certain factors beyond our control may change consumer spending patterns, particularly in the area of discretionary expenditures for leisure and recreation, resulting in potential reduced demand for our golf services. These factors include:

●	natural disasters, such as earthquakes, tornadoes, hurricanes, typhoons, wild fires and floods;

●	outbreaks of pandemic or contagious diseases, such as Covid-19; and

●	terrorist activities or threats and heightened travel security measures instituted in response to these events.

These factors and other global, national and regional conditions may adversely affect individual golf properties, or certain regions or industries as a whole. Any one or more of these factors could limit or reduce the demand for our services and in turn could harm our business and results of operations.

Unusual weather patterns and extreme weather conditions as well as seasonality could adversely affect the demand for our golf services or impact our business and results of operations.

Our operations of the golf course in South Carolina are susceptible to seasonal and severe weather patterns. Extreme weather conditions, such as heavy rains, extremely high temperature and droughts, could reduce our revenues by interrupting or interfering activities on our premises, which could negatively impact our business and operations. Our golf course business usually declines during winters when the daytime is short and temperature is low.

Particularly, our golf course is sensitive to availability of water. A significantly large quantity of water is needed to maintain the condition of turf grass at a satisfactory level to entertain golfers. Despite of access to natural lakes, our ability to irrigate our golf course could be adversely impacted by a drought or water shortage caused by human, such as government imposed water restrictions. A severe drought over an extensive duration could adversely affect our business and results of operations.

Competition in the golf industry could have a material adverse effect on our business and results of operations.

Since the inception of the Country Club, we have operated in a significantly competitive industry and will compete primarily on the basis of reputation, featured facilities, location, quality and breadth of product offerings and pricing. As a result, competition for market share in the golf industry is intensive. The number of golf properties in our geographic region may exceed the demand thereof, which could significantly impact our ability to attract and retain local and regional golfers.

Increases in our cost of goods, water, utilities and taxes could reduce our operating margins and harm our business, financial condition and results of operations.

Increases in operating costs due to inflation and other factors may not be directly offset by increased revenue. We anticipate that our operating costs will include labor, cost of goods, water, utilities and taxes. Many, and in some cases all, of the factors affecting these costs will be beyond our control. If we are not able to pass along increased costs to our customers in the form of higher prices or others, our operating margins would suffer, which would have an adverse effect on our business, financial condition and results of operations.

The prices of utilities are volatile and shortages of utilities occur sometimes. In particular, our golf properties may be subject to restrictions regarding the use of water for irrigation. Significant increases in the costs of our utilities or any shortages could interrupt or curtail our operations and lower our operating margins, which would have a negative impact on our business, financial condition and results of operations.

Accidents or injuries at our golf properties or in connection with our operations may subject us to liability, and accidents or injuries could negatively impact our reputation, which could harm our business, financial condition and results of operations.

There are risks of accidents or injuries on our golf properties or in connection with our operations and activities, including but not limited to injuries caused by slips and falls on our premises. If accidents or injuries occur on our golf properties, we may be held liable for costs related to the injuries. Our business, financial condition and results of operations could be harmed to the extent that claims and associated expenses resulting from accidents or injuries exceed our current insurance coverage if there is any.

Our insurance on the Country Club may not be adequate to cover all the losses that we may suffer from our golf operations.

We currently have General Liability Property Insurance through Auto Owners on the golfing machinery and equipment, accidental fire insurance on our real property and fixtures and accident insurance on all of our personal and real property. If we incur losses or damages for which we are held liable for amounts exceeding the limits of our insurance coverage, or for claims outside the scope of our insurance coverage, our business and results of operations could be materially and adversely affected. For example, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of golf reservations, deterioration or corrosion of the golf course land, insect or animal damages and pollution may not be covered under our policies. As a result, certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as acts of war or terrorism, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to obtain business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.

Our business depends on our ability to attract and retain suitable workers for our stores and processing facilities and to manage labor costs, particularly given recent disruptions in the supply and cost of labor.

Our future growth and performance, positive customer experience and legal and regulatory compliance depends on our ability to attract, develop, retain and motivate a large number of highly qualified warehouse management personnel, processing employees and team members.

Our ability to meet our labor needs, while controlling labor costs in a labor market challenged by historically high rates of employee turnover, labor shortages and rising wage rates, is subject to many external factors, including competition for and availability of qualified personnel particularly during the ongoing COVID-19 pandemic, unemployment levels, governmental regulatory bodies such as the Equal Employment Opportunity Commission and the National Labor Relations Board, prevailing wage rates in the jurisdictions in which we operate (including the heightened possibility of increased applicable minimum wage rules and regulations), health and other insurance costs, changes in employment and labor laws or other workplace regulations (including those relating to employee benefit programs such as health insurance and paid leave programs), our ability to maintain good relations with our team members, employee activism, and our reputation and relevance within the labor market. In addition, to the extent unemployment assistance and other similar benefits are enhanced or extended by governmental agencies in the jurisdictions in which we operate (including in connection with the COVID-19 pandemic), such enhancements or extensions could have a negative effect on the supply of qualified workers.

We compete with other retail businesses for many of our store management personnel and sales team members in hourly and part-time positions. These positions have had historically high turnover rates, which can lead to increased training and retention costs. In addition, we compete with retail business and warehouse operations for employees in our processing facilities, which are growing quickly and competing aggressively for additional labor. If we are unable to attract and retain quality employees and other management personnel, or fail to comply with the regulations and laws impacting personnel, our operations, processing efficiency, customer service levels, legal and regulatory compliance, and support functions could suffer, resulting in a material adverse effect on our business, financial condition and results of operations.

In addition, to the extent a significant portion of our employee base unionizes, or attempts to unionize, our labor and other related costs could increase. Our ability to pass along labor and other related costs to our customers is constrained by our everyday low-price model, and we may not be able to offset such increased costs elsewhere in our business.

Changes in consumer tastes and preferences for sports and entertainment products could reduce demand for our offerings and products and adversely affect the profitability of our business.

The success of our business depends on our ability to consistently provide, maintain and expand attractions and events as well as create and distribute media programming, virtual experiences and consumer products that meet changing consumer preferences. Consumers who are fans of professional basketball or volleyball will likely constitute a substantial majority of the attendance to Center St. Louis sports facility, and our success depends in part on the continued popularity of professional basketball or volleyball and on our ability to successfully predict and adapt to tastes and preferences of this consumer group. If our sports and entertainment offerings and products do not achieve sufficient consumer acceptance or if consumer preferences change or consumers are drawn to other spectator sports and entertainment options, our business, financial condition or results of operations could be materially adversely affected. In the past, we have hosted major official basketball events, as well as other musical and live entertainment events, and we can provide no assurance that we will be able to continue to host such events.

Risks Related to Our Common Stock

You may experience dilution of your ownership interests because of the future issuance of additional common stock of the Company.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our current shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for shares of common stock, as the case may be, in connection with hiring or retaining employees, future acquisitions, future financing, and other purposes. The future issuance of any such additional shares may create downward pressure on the market price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts at a price (or exercise prices) below the price at which our shares may be valued or priced in a public market.

There is not an active liquid trading market for the Company’s Common Stock.

There is no regular active trading market in the Company’s Common Stock, and we cannot guarantee that an active trading market will develop. If an active market for the Company’s Common Stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	announcements that our revenue or income are below expectations;

●	general economic slowdowns;

●	sales of large blocks of the Company’s Common Stock; and

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

The Target will incur additional costs as a result of becoming a part of the public company.

As part of the public company, the Target will incur significant legal, accounting and other expenses that it did not have as a private company. The Target is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Protection Act (the “Dodd-Frank Act”). These rules and regulations will require, among other things, that we and the Target on a consolidated basis file annual, quarterly and current reports with respect to our business and financial conditions and establish and maintain effective disclosure and financial controls and corporate governance practices. We and the Target expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The Board, management and other personnel will need to devote a substantial amount of time to these compliance initiatives.

FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this report, including the risks described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and in other documents which we file with the Securities and Exchange Commission.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION AND PRINCIPAL ACTIVITIES

Center Florence, Inc. (“Center Florence”) was incorporated on March 18, 2021 as a Delaware corporation.

On April 16, 2021, Center Florence entered into a Securities Exchange Agreement by and among Center St. Louis, LLC (“Center St. Louis”), a Delaware limited liability company, Royal Park, LLC doing business as The Country Club of South Carolina (the “Country Club”), a South Carolina limited liability company, Florence Development LLC (“Florence Development”), a Delaware limited liability company (each of Center St. Louis, Country Club and Florence Development, a “Subsidiary” and collectively, the “Subsidiaries”), Center Florence Holding, LLC, a Delaware limited liability company (the “Holdco”), and all of the members of the Subsidiaries (each, a “Member” and collectively, the “Members”).

Pursuant to the Securities Exchange Agreement, each and all of the Members of Center St. Louis have agreed to transfer all of their respective membership interests (the “Center St. Louis Membership Interests”) to the Holdco in exchange for the respective membership interests in the Holdco; each and all of the Members of Country Club have agreed to transfer all of their respective membership interests (the “Country Club Membership Interests”) to the Holdco in exchange for the respective membership interests in the Holdco; and, the Member of Florence Development has agreed to transfer all of its membership interest (the “Florence Development Membership Interests”) to the Holdco in exchange for the respective membership interests in the Holdco. In connection with above transaction, Holdco has agreed to contribute and transfer each and all of the Center St. Louis Membership Interests, Country Club Membership Interests and Florence Development Membership Interests (collectively, the “Transferred Membership Interests”) to the Company in exchange for one hundred (100) shares of Center Florence’s common stock to be issued by Center Florence, resulting in the Holdco owning 100% of the Parent’s common shares, issued and outstanding.

Critical Accounting Policies

Method of Accounting

Center Florence maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by Center Florence conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

Basis of presentation

The consolidated financial statements of Center Florence have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries of Center Florence. All transactions and balances between Center Florence and its subsidiaries have been eliminated upon consolidation

The consolidated financial statements include the accounts of Center Florence, its subsidiaries for which Center Florence is the primary beneficiary. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

As of September 30, 2021, December 31, 2020 and 2019, the detailed identities of the consolidated subsidiaries are as follows:

Name of Company	Place of incorporation	Equity interest %	Issued and outstanding share capital
Center St. Louis LLC (“Center St. Louis”)	Delaware	100%	$1,000
Royal Park, LLC (“Country Club”)	South Carolina	100%	1,000
Florence Development, LLC. (“Florence”)	Delaware	100%	1,000

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, impairment, inventory allowance, taxes and contingencies.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to Center Florence but which will only be resolved when one or more future events occur or fail to occur. Center Florence’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against Center Florence or un-asserted claims that may result in such proceedings, Center Florence’s management evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in Center Florence’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and cash equivalents

Center Florence classifies the following instruments as cash and cash equivalents: cash on hand, unrestricted bank deposits, and all highly liquid investments purchased with original maturities of three months or less.

Accounts receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Other receivables

Other receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

Inventories

Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in-first-out (FIFO) basis. Write-down of potential obsolete or slow moving inventories is recorded based on management’s assumptions about future demands and market conditions.

Property, plant and equipment

Lands are carried at cost and no depreciation is provided.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method with no salvage value. Estimated useful lives of the plant and equipment are as follows:

Building and improvement	15-40 years
Furniture and equipment	7-28 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the Impairment of Long-lived assets

The long-lived assets held by Center Florence are reviewed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 360-10-35, “Accounting for the Impairment or Disposal of Long-Lived Assets,” for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Impairment is present if carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Center Florence believes no impairment has occurred to its assets during 2020 and 2019.

Income taxes

Center Florence uses the accrual method of accounting to determine income taxes for the year. Center Florence has implemented FASB ASC 740 Accounting for Income Taxes. Income tax liabilities computed according to the United States tax laws provide for the tax effects of transactions reported in the financial statements and consists of taxes currently due, plus deferred taxes, related primarily to differences arising from the recognition of expenses related to the depreciation of plant and equipment, amortization of intangible assets, and provisions for doubtful accounts between financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

A valuation allowance is recognized for deferred tax assets if it is more likely than not, that the deferred tax assets will either expire before Center Florence is able to realize that tax benefit, or that future realization is uncertain.

Operating leases

Prior to the adoption of ASC 842 on January 1, 2019:

Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. Center Florence had no finance leases for any of the periods stated herein.

Upon and hereafter the adoption of ASC 842 on January 1, 2019:

Center Florence determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in Center Florence’s consolidated balance sheets. ROU assets represent Center Florence’s right to use an underlying asset for the lease term and lease liabilities represent Center Florence’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, Center Florence includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As Center Florence’s leases do not provide an implicit rate, Center Florence used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Center Florence has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, Center Florence elected not to apply ASC 842 recognition requirements; and (ii) Center Florence elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

Foreign currency translation

The accompanying financial statements are presented in United States dollars (USD). The functional currency of Center Florence is the USD.

Revenue recognition

Center Florence recognizes services revenue when the following criteria have been met: 1.) it has agreed and entered into a contract for service with it customers, 2.) the contract has set forth a fixed fee for the services to be rendered, 3.) Center Florence has fully rendered service to its customers, and there are no additional obligations that exist that under the terms of the contract that Center Florence has not fulfilled, and 4.) Center Florence has either received payment, or reasonably expects payment from the customer in accordance to the payment terms set forth in the contract.

Earnings per share

Basic earnings per share is computed on the basis of the weighted average number of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of common stock and common stock equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method for options and warrants. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive loss

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Center Florence presents components of comprehensive income with equal prominence to other financial statements. Center Florence’s current component of other comprehensive income is the foreign currency translation adjustment.

Subsequent events

Center Florence evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

Fair Value of Financial Instruments

ASC 825, Financial Instruments, requires that Center Florence discloses estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Center Florence applies the provisions of ASC 820-10, Fair Value Measurements and Disclosures. ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. For certain financial instruments, including cash and cash equivalents, loan receivables and short-term bank loans, the carrying amounts approximate fair value due to their relatively short maturities. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Center Florence analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

The following tables present Center Florence’s financial assets and liabilities at fair value in accordance to ASC 820-10.

As of September 30, 2021 (Unaudited):

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets:
Cash	$21,789	$-	$-	$21,789
Total financial assets	$21,789	$-	$-	$21,789

As of December 31, 2020:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets:
Cash	$44,347	$-	$-	$44,347
Total financial assets	$44,347	$-	$-	$44,347

As of December 31, 2019:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial assets:
Cash	$162,631	$-	$-	$162,631
Total financial assets	$162,631	$-	$-	$162,631

Jobs Act accounting election

Center Florence is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Center Florence has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows Center Florence to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, the financial statements may not be comparable to companies that comply with public company effective dates.

Results of Operations

Nine months ended September 30, 2021, Years Ended December 31, 2020 and 2019

	Nine months Ended September 30, 2021 (Unaudited)	Year Ended December 31, 2020	Year Ended December 31, 2019

Revenue	$1,241,183	$1,298,538	$1,579,067
Cost of revenue	149,791	173,120	282,230
Gross profit	1,091,392	1,125,418	1,296,837

Revenue

For the nine months ended September 30, 2021, years ended December 31, 2020 and 2019, our revenues were $1,241,183, $1,298,538 and $1,579,067, respectively, reflecting a stable revenue from rental of recreational facilities and industrial properties. The decrease in 2020 was caused by the impact from COVID-19 during the period.

Cost of revenue

For the nine months ended September 30, 2021, years ended December 31, 2020 and 2019, our cost of revenue were $149,791, $173,120 and $282,230, respectively, reflecting on cost of food and beverage consumed by members and customers in the recreational facilities. The fluctuation from the year 2020 and after was mainly caused by the impact from COVID-19.

Expenses

General and administrative expenses were related to salaries, properties taxes, equipment leases, insurance, corporate overhead, and professional fees. General and administrative expenses for the nine months ended September 30, 2021, years ended December 31, 2020 and 2019 were $1,395,982, $2,206,825 and $2,424,470, respectively. There was a trend for decrease, which was primarily attributed to improvement of operational efficiency and shareholders’ supports.

Other incomes (expenses), net

Other income (expenses), net for the nine months ended September 30, 2021, years ended December 31, 2020 and 2019 were $33,193 (SBA Grant), $141,491 (mainly including $53,800 of SBA Grant and $87,600 of Gain from extinguishment of debt) and $53 (interest income), respectively.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance our operations, to make capital expenditures and to service our debts. We continue to be dependent on our ability to generate positive cash flows and obtain additional financing to fund our operations.

Working Capital Summary

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

Current assets	$1,627,183	$1,462,176	$1,426,857
Current liabilities	8,642,064	8,282,890	7,612,047
Working capital	(7,014,881)	(6,820,714)	(6,185,190)

Cash Flows

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

Cash flows from/(used in) operating activities	$75,921	$(175,724)	$836,021
Cash flows used in investing activities	(54,498)	(119,927)	(980,415)
Cash flows from/(used in) financing activities	(43,981)	177,367	138,383

Cash flows from operating activities

The cash used in operating activities for for the nine months ended September 30, 2021 was $75,921, for the year ended December 31, 2020 was $175,724 compared to $836,021 cash generated from operating activities for the year ended December 31, 2019. The major components of the cash provided from operating activities for the nine months ended September 30, 2021 were net loss in the amount of $271,397 and $131,163 due from related parties, offset by non-cash item $152,089 in depreciation, $78,284 in accounts payable, $146,578 in other payable and $146,652 due to related parties. The major components of the cash used in operating activities for the period ended December 31, 2020 were net loss in the amount of $939,916, offset by non-cash item $121,731 in depreciation, $181,522 in accounts payable and $607,315 due to related parties; increase from accrued expenses in the amount of $15,177. The major components of the cash used in operating activities for the period ended December 31, 2019 were net loss in the amount of $1,127,580, offset by $1,956,754 cash generated from due to related parties. Other items were insignificant.

Cash flows from investing activities

During the nine months ended September 30, 2021, years ended December 31, 2020 and 2019, the Company had renew some of the equipment and facilities on the recreational segment and acquisition of property.

Cash flows from financing activities

The cash provided from financing activities for the nine months ended September 30, 2021, years ended December 31, 2020 and 2019 were representing the proceeds from and repayment of bank loan during the respective periods which was the major item on cash used for investing activities.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements that had or were reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

 Recently issued accounting standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”, which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The standard did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): simplifying the test for goodwill impairment”, the guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not the difference between the fair value and carrying amount of goodwill which was the step 2 test before. The ASU should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement.” This standard eliminates the current requirement to disclose the amount or reason for transfers between level 1 and level 2 of the fair value hierarchy and the requirement to disclose the valuation methodology for level 3 fair value measurements. The standard includes additional disclosure requirements for level 3 fair value measurements, including the requirement to disclose the changes in unrealized gains and losses in other comprehensive income during the period and permits the disclosure of other relevant quantitative information for certain unobservable inputs. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement.” This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement service contract with the guidance to capitalize implementation costs of internal use software. The ASU also requires that the costs for implementation activities during the application development phase be capitalized in a hosting arrangement service contract, and costs during the preliminary and post implementation phase are expensed. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The standard did not have a material impact on our consolidated financial statements

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, (“ASU 2019-04”). ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognition and measurement of financial instruments (ASU 2016-01). The amendments generally have the same effective dates as their related standards. If already adopted, the amendments of ASU 2016-01 and ASU 2016-13 are effective for fiscal years beginning after December 15, 2019 and the amendments of ASU 2017-12 are effective as of the beginning of Center Florence’s next annual reporting period; early adoption is permitted. The standard did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. ASU 2019-12 will be effective for Center Florence in the first quarter of 2021. Center Florence does not expect the adoption of the new accounting rules to have a material impact on Center Florence’s financial condition, results of operations, cash flows or disclosures.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, (“ASU 2020-03”). ASU 2020-03 improves various financial instruments topics, including the CECL Standard. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments related to Issue 1, Issue 2, Issue 4 and Issue 5 were effective upon issuance of ASU 2020-03. The amendments related to Issue 3, Issue 6 and Issue 7 were effective for Center Florence beginning on January 1, 2020. Center Florence does not anticipate that the adoption of the new standard will have a material effect on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform. The amendments in this standard can be applied anytime between the first quarter of 2020 and the fourth quarter of 2022. Center Florence is currently in the process of evaluating the impact of adoption of the new rules on Center Florence’s financial condition, results of operations, cash flows and disclosures.

Other than the above, management does not believe that any of the recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Center Florence’s consolidated financial statements.

PROPERTIES

Our corporate headquarters are located at 19 West 44th Street, Suite 1001, New York, NY 10036. Our office space is approximately 3,258 square feet. The space is leased by a related party, PX SPAC Capital Inc., and we currently do not pay rent. In addition to our executive office, we operate the bitcoin mining machines from Piedmont, Missouri, and through the Target Company, own a golf course, 81.45 acres of excess land and 62 developed lots in Florence, South Carolina, a recreational sports facility located at 6727 Langley Avenue in Affton, Missouri, and three warehouse buildings in Florence, South Carolina.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2021, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of common stock listed below. For each individual and group included in the table below, percentage ownership is calculated by dividing (a) the number of shares of common stock beneficially owned by such person or group by (b) the sum of the shares of common stock outstanding as of December 31, 2021, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 31, 2021. The address for each individual listed below is: 19 West 44th Street, Suite 1001, New York, NY 10036 unless otherwise noted.

As of December 31, 2021, we had 17,465,992 shares of the Common Stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Shares Prior to Closing	Percentage Prior to Closing(5)	Shares After Closing	Percentage After Closing(6)
Directors and Executive Officers
Jiang Hui	0	-	0	-
Hon Man Yun	0	-	0	-
Hong Chen	0	-	0	-
Chiang Hsien (2)	0	-	0	-
Ming Yi	8,637	*	8,637	*
All directors and executive officers as a group (5 persons)	8,637	*	8,637	*

5% Holders
PX SPAC Capital Inc.(3)	5,000,000	38.86%	5,000,000	28.6%
Coco Han	2,000,000	15.54%	2,000,000	11.45%
Center Florence Holding LLC (4)	-	-	4,600,000	26.34%
Yue Wang	660,000	5.13%	660,000	3.78%

*	less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 19 West 44th Street, Suite 1001, New York, NY 10036. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them.

(2)	On December 10, 2021, the Company’s Board of Directors appointed Chiang Hsien as a new member of the Board.

(3)	PX SPAC Capital Inc. is controlled and managed by Warren Wang.

(4)	John Sun is the managing member of Center Florence Holding LLC.

(5)	Based on a total of 12,865,992 shares of the Common Stock issued and outstanding without giving effect to the issuance of 4,600,000 shares to Center Florence Holding LLC in connection with the Closing of the Share Exchange.

(6)	Based on 17,465,992 shares of the Common Stock issued and outstanding at December 31, 2021 giving effect to the Closing of the Share Exchange.

DIRECTORS AND EXECUTIVE OFFICERS

Below are the names and certain information regarding the Company’s executive officers and directors following the closing of the closing of the Stock Exchange.

Directors and Executive Officers	Age	Position / Title
Jiang Hui	32	Chief Executive Officer and Director
Hon Man Yun	53	Chief Financial Officer and Director
Hong Chen	52	Director
Chiang Hsien	60	Director
Ming Yi	40	Director

Mr. Jiang Hui has been chief executive officer and director of the Company in February 2021. He has worked as the executive vice president at Move the Purchase Consulting Management (Shenzhen) Co., Ltd. since January 2020. Mr. Hui worked as the Vice President at the Industrial and Commercial Bank of China (New York Branch) from August 2018 to December 2019. Mr. Hui was the vice president of Industrial and Commercial Bank of China (London) PLC from January 2017 to August 2018, and the chief compliance officer of investment advisory at Industrial and Commercial Bank of China Financial Services LLC from January 2014 to January 2017. Mr. Hui’s executive experience qualifies him to serve on our board of directors.

Mr. Hon Man Yun has been chief financial officer and director of the Company since February 2021. He has served in several financing and accounting positions at different private and publicly traded companies. Mr. Yun has worked as the CFO and a director at Hudson Capital Inc. from August 2020 to February 2022 and the Chief Financial Officer of Kiwa Bio-tech Products Group Corporate since April 2018. Mr. Yun served as joint company secretary, as a group vice president, the chief accountant and compliance and internal audit officer for Kaisun Energy Group Limited, from May 2017 to August 2020. Mr. Yun was an associate at China Merchants Securities (Hong Kong) Co., Limited from December 2014 to May 2017 and financial controller at E Lighting Group Limited from March 2013 to September 2014. Mr. Yun’s financial and accounting experience qualifies him to serve on our board of directors.

Mr. Hong Chen has been a director of the Company since February 2021. Mr. Chen has worked as the Chairman of the board of directors for Grand Cartel Securities Co., Ltd. (“Grand Cartel Securities”) since 2014. Before Grand Cartel Securities, Mr. Chen served as the Chairman at China Internet Education Group (a Hong Kong listed company with the code 8055) from 2008 to 2014, as the CEO for Peking University Business Network from 2002 to 2008, and the CEO of Shenzhen Chenrun Investment Company from 1998 to 2002. Mr. Chen’s chairman experience qualifies him to serve on our board of directors.

Mr. Ming Yi has been a director of the Company since February 2021. He worked as the Chief Financial Officer at SSLJ.com Limited from 2018 to 2019. Prior to that, Mr. Yi worked as the Chief Financial Officer for this Company from 2011 to 2018. Mr. Yi’s financial experience qualifies him to serve on our board of director.

Mr. Hsien has been a director of the Company since December 2021. Mr. Hsien has over 30 years of experience in investment and asset management. Since 2020, Mr. Hsien has been working as an independent consultant for various corporations on a part-time basis. From 2016 to 2019, he was an advisor to the Chairman of the Pacific Millennium Group, a leading packaging supplier in China. From 2013 to 2016, Mr. Hsien was a Partner and Chief Representative in Asia for Lingohr & Partner Asset Management, a German asset management company. From 2008 to 2012, Mr. Hsien was Chief Representative and Director of Allianz Global Investors Hong Kong Ltd., and CEO of the Shanghai Representative Office. Allianz Global Investors is a global asset management company and a subsidiary of Allianz SE. From 2003 to 2008, Mr. Hsien was Chief Executive Officer and Director of Guotai Junan-Allianz Asset Management, which is one of the first joint-venture mutual fund management companies established in China. From 2000 to 2003, Mr. Hsien was Chief Executive Officer and Managing Director of Dresdner Securities Investment Trust Enterprise Taiwan (now Allianz Asset Management Taiwan). He has a Bachelor of Arts Degree from University of International Relations Beijing (China), and attended Executive Programs at INSEAD and at Harvard University.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Board Committees and Director Independence

We have not formed any Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee or any other board committees as of the filing of this current report. Mr. Ming Yi is our financial expert serving on the Board of Directors and is independent.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee and the entire Board serves the functions of the compensation committee. The Board reviews the compensation of each executive officer of the Company.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by our named executive officers in all capacities during the last two completed fiscal years.

Name and Position(s)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Other ($)	Total Compensation ($)
Zuyue Xiang	2020	-	-	-	-	-
Former Chief Executive Officer(1)	2019	-	-	-	-	-

Zhenpeng Gao	2020	-	-	-	-	-
Former Chief Financial Officer(1)	2019	-	-	-	-	-

Yang Liu	2020	-	-	-	-	-
Former Chief Executive Officer(2)	2019	-	-	-	-	-

Mei Yang	2020	-	-	-	-	-
Former Chief Executive Officer(3)	2019	-	-	-	-	-

Ming Yi	2020	-	-	-	-	-
Former Chief Financial Officer(4)	2019	-	-	-	-	-

(1)	Mr. Xiang and Mr. Gao were removed as officers of the Company on February 25, 2021. Mr. Xiang and Mr. Gao were appointed as the Company’s CEO and CFO, respectively, on February 4, 2019, effective January 29, 2019.

(2)	Mr. Yang Liu resigned as the CEO on August 22, 2018, effective August 30, 2018.

(3)	Ms. Mei Yang became the CEO on August 30, 2018 and resigned on February 6, 2019, effective as of January 29, 2019.

(4)	Mr. Ming Yi resigned as the CFO on August 23, 2018, effective August 30, 2018.

Employment Agreement

We are not a party to any employment agreements.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards as of December 31, 2020.

Director Compensation

No director of the Company received any compensation from the Company for services as director for the year ended December 31, 2020.

Board Leadership Structure and Role in Risk Oversight

As of the date of this current report, the Board consists of five members, two of whom serve as executive officers of the Company.

The Board will be actively involved in oversight of risks that could affect the Company. The board oversees its risk management responsibilities directly. Specifically, the Board has responsibility for overseeing, reviewing and monitoring the Company’s overall risks and certain specific risks. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors reviewed the Company’s compensation practices, policies and programs and believes that the Company’s compensation practices, policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage employees to take unnecessary or excessive risks that are likely to have a material adverse effect on the Company.

Compensation Committee Report

We currently do not have a compensation committee and our Board performs the functions that would have been performed by a compensation committee. Our board of directors has reviewed and discussed the Compensation Discussion and Analysis in this report with management. Based on its review and discussion with management, the board of directors recommended that the Compensation Discussion and Analysis be included in this current report.

Audit Committee Report

Our entire board of directors performs the functions of an Audit Committee and currently consists of five directors. Our board has: (i) reviewed and discussed the audited financial statements with management for the years ended December 31, 2019 and 2020; (ii) discussed with the Company’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with its independent accountant the independent accountant’s independence.

Code of Ethics

We have not adopted the Code of Ethics as of the date of this report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

DUE FROM RELATED PARTIES

Due from related parties of the Company prior to the closing of the Share Exchange consisted of the followings:

	As of September 30, 2021	As of December 31, 2020
	(Unaudited)	(Audited)
Hon Man Yun	$12,740	$-
	$12,740	$-

The amount was advance to Hon Man Yun, Chief Financial Officer and director of the Company, for settlement the operating expenses incurred during the Company’s operations. The amount is unsecured, interest-free and repayable on demand.

Amounts due from/to related parties of the Target consisted of the following:

Amounts due from related parties of the Target consisted of the following:

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

John Sun	$1,442,829	$1,302,135	$1,165,080
Total	$1,442,829	$1,302,135	$1,165,080

Amounts due from related parties of the Target were amounts due from ultimate shareholder, being interest free, unsecured and repayable on demand.

Amounts due from holding company of the Target consisted of the following:

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

Center Florence Holding LLC	$-	$9,532	$17,093
Total	$-	$9,532	$17,093

Amounts due from holding company of the Target was amounts due from holding company, being interest free, unsecured and repayable on demand.

Amounts due to related parties of the Target

Amounts due to related parties of the Target consisted of the following:

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

John Sun	$3,924,008	$3,846,141	$3,617,052
Yong Liu	1,108,658	1,099,576	891,576
Larry Wu	1,097,884	1,052,641	891,641
Total	$6,130,550	$5,998,358	$5,400,269

Amounts due to related parties of the Target were amounts due to ultimate shareholders, being interest free, unsecured and repayable on demand.

Amounts due to holding company of the Target

Amounts due to holding company of the Target consisted of the following:

	As of September 30, 2021 (Unaudited)	As of December 31, 2020	As of December 31, 2019

Center Florence Holding LLC	$1,921,772	$1,911,312	$1,902,086
Total	$1,921,772	$1,911,312	$1,902,086

Amounts due to holding company of the Target was amounts due to holding company, being interest free, unsecured and repayable on demand.

Director Independence

As a development stage company, we have not adopted a standard of independence nor do we have a policy with respect to independence requirements for our board members or that a majority of our board be comprised of “independent directors.” We will review the independence standard established by the OTC Markets Group in the future.

LEGAL PROCEEDINGS

From time to time, the Company and its subsidiaries may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of copyrights and other intellectual property rights and other claims alleging defamation, invasion of privacy, or similar claims arising in connection with the news articles, pictures, and other contents published on the Company’s website.

As of the date of this report, there are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or stockholder is a party adverse to the Company or has a material interest adverse to the Company.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

The Company’s common stock is quoted on the OTC Pink under the symbol “WAYS”. There has not been any significant trading to date in the Company’s common stock.

Dividends

The Company has not and does not intend to pay dividends on its common stock in the near future.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Recent Sales of Unregistered Securities

Pursuant to the Share Exchange Agreement, we issued an aggregate of 4,600,000 shares of common stock to the Parent, the sole shareholder of the Target, on December 1, 2021. The issuance of the shares of our common stock to of the Target was exempted from registration pursuant to Regulation D promulgated under the Act because the offer or sale of the securities was made in a private transaction to an accredited purchaser with which the Company has a pre-existing relationship.

DESCRIPTION OF REGISTRANT’S SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of December 31, 2021, there were 17,465,992 shares of our common stock issued and outstanding, post the reverse split effected on November 3, 2021. As of December 31, 2021, our shares are held by approximately 129 stockholders of record.

Common Stock

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our Board out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The Company is not obligated to declare any dividend. Any future dividends will be subject to the discretion of our Board and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified under our bylaws to the fullest extent not prohibited under the Delaware General Corporation Law.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01 of this report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of the Target Company are included following the signature page.

Filed herewith as Exhibit 99.1 and incorporated herein by reference are the consolidated financial statements of Center Florence, Inc. as of September 30, 2021 (Unaudited), December 31, 2020 and 2019 (Audited).

(b)	Pro forma financial information.

Filed herewith as Exhibit 99.2 and incorporated herein by reference are the Pro Forma Condensed and Combined Financial Statements of Center Florence, Inc. and Wave Sync Corp. as of September 30, 2021.

(c)	Exhibits.

Exhibit

Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed on February 7, 2022)

10.1	Bylaws (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K filed on September 24, 2021)

10.2	Share Exchange Agreement dated November 18, 2021 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed on November 19, 2021)

99.1	Consolidated Financial Statements of Center Florence, Inc. as of September 30, 2021 (Unaudited), December 31, 2020 and 2019 *

99.2	Pro Forma Condensed and Combined Financial Statements of Center Florence, Inc. and Wave Sync Corp. as of September 30, 2021*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE SYNC CORP.

Dated: February 18, 2022	By:	/s/ Jiang Hui
Jiang Hui
Chief Executive Officer